Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Post Effective Amendment #1 to Form S-3 of our reports dated March 3, 2025, relating to the consolidated financial statements of PAR Technology Corporation and subsidiaries, and the effectiveness of PAR Technology Corporation and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of PAR Technology Corporation and subsidiaries for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Rochester, New York
April 8, 2025